Exhibit 99.1

NEWFIELD EXPLORATION REPORTS SECOND QUARTER RESULTS

FOR IMMEDIATE RELEASE

Houston - (July 26, 2005) - Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the second quarter of 2005. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Wednesday, July 27. To participate in the call, dial 719-457-2633. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfld.com.

Second Quarter 2005
For the second quarter of 2005, Newfield reported net income of $104 million, or $0.82 per share (all per share amounts are on a diluted basis and reflect the two-for-one stock split in May 2005). Earnings for the quarter include the effect of a $45 million charge ($30 million after tax), or $0.23 per share, associated with changes in the fair market value of open three-way collar contracts, which do not qualify for hedge accounting, and hedge ineffectiveness. Without the effects of this item, net income for the quarter would have been $134 million, or $1.05 per share. Revenues in the second quarter of 2005 were $446 million. Net cash provided by operating activities before changes in operating assets and liabilities was $329 million. See Explanation and Reconciliation of Non-GAAP Financial Measures.

By comparison, Newfield’s net income for the second quarter of 2004 was $67 million, or $0.59 per share. Revenues in the same period were $283 million. Net cash provided by operating activities before changes in operating assets and liabilities was $185 million in the second quarter of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

Newfield’s production in the second quarter of 2005 was 67.3 Bcfe, a 20% increase over second quarter 2004 production of 56.0 Bcfe. The following tables detail production and average realized prices for the second quarters of 2005 and 2004.

Quarterly Production (1)	2Q05	2Q04	% Change
United States
Natural gas (Bcf)	53.3	47.3	13%
Oil and condensate (MMBbls)	2.0	1.4	43%
International
Natural gas (Bcf)	0.1	0.2	(50%)
Oil and condensate (MMBbls)	0.3	—	N/M
Total
Natural gas (Bcf)	53.4	47.5	12%
Oil and condensate (MMBbls)	2.3	1.4	64%
Total (Bcfe)	67.3	56.0	20%

Average Realized Prices (2)	2Q05	2Q04	% Change
United States
Natural gas (per Mcf)	$6.41	$4.92	30%
Oil and condensate (per Bbl)	$43.24	$34.64	25%
International
Natural gas (per Mcf)	$5.35	$3.87	38%
Oil and condensate (per Bbl)	$51.95	—	N/M
Total
Natural gas (per Mcf)	$6.41	$4.92	30%
Oil and condensate (per Bbl)	$44.28	$34.65	28%
Total (per Mcfe)	$6.61	$5.05	31%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the effect of these contracts, our average realized price for total gas would have been unchanged for the second quarter of 2005 and $4.84 per Mcf for the second quarter of 2004. Our total oil and condensate average realized price would have been $43.86 per Bbl and $32.42 per Bbl for the second quarter of 2005 and 2004, respectively.

Stated on a unit of production basis, Newfield’s lease operating expense (LOE) in the second quarter of 2005 was $0.71 per Mcfe, compared to LOE of $0.52 per Mcfe in the second quarter of 2004. LOE in the second quarter of 2005 was impacted by $0.11 per Mcfe of well workover expense. Production and other taxes in the second quarter of 2005 increased to $0.18 per Mcfe compared to production and other taxes of $0.16 per Mcfe in the same period of 2004. DD&A expense in the second quarter of 2005 was $2.09 per Mcfe compared to DD&A expense of $1.88 per Mcfe in the same period of 2004. G&A expense in the second quarter of 2005 was $0.41 per Mcfe compared to G&A expense of $0.34 per Mcfe in the same period of 2004. G&A expense in the second quarter of 2005 is net of capitalized direct internal costs of $12 million. Capitalized direct internal costs were $9 million in the second quarter of 2004.

Capital expenditures in the second quarter of 2005 were $263 million.

Year-to-Date 2005
For the first six months of 2005, Newfield posted net income of $164 million, or $1.29 per share, on revenues of $859 million. Earnings for the first half of 2005 were impacted by two items:

➢
A $152 million charge ($99 million after tax), or $0.78 per share, associated with changes in the fair market value of open three-way collar contracts, which do not qualify for hedge accounting, and hedge ineffectiveness; and

➢
An $8 million benefit, or $0.06 per share, related to a reduction of the valuation allowance on Newfield’s U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea.

Without the effects of these items, net income for the first six months of 2005 would have been $255 million, or $2.01 per share.

By comparison, in the first half of 2004, net income was $145 million, or $1.28 per share, on revenues of $588 million. Without the effect of unrealized commodity expense of $10 million ($7 million after tax), net income for the first half of 2004 would have been $152 million, or $1.33 per share. Net cash provided by operating activities before changes in operating assets and liabilities was $639 million in the first half of 2005 compared to $393 million in the same period of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

Production volumes for the first half of 2005 increased 17% above the same period of 2004. The Company produced 132.2 Bcfe in the first six months of 2005 compared to 113.3 Bcfe in the first six months of 2004. The following tables detail production and average realized prices for the first half of 2005 and 2004:

Production (1)	1HQ05	1HQ04	% Change
United States
Natural gas (Bcf)	104.5	95.2	10%
Oil and condensate (MMBbls)	4.1	3.0	37%
International
Natural gas (Bcf)	0.1	0.3	(67%)
Oil and condensate (MMBbls)	0.5	—	N/M
Total
Natural gas (Bcf)	104.6	95.5	10%
Oil and condensate (MMBbls)	4.6	3.0	53%
Total (Bcfe)	132.2	113.3	17%

Average Realized Prices (2)	1HQ05	1HQ04	% Change
United States
Natural gas (per Mcf)	$6.32	$5.13	23%
Oil and condensate (per Bbl)	$42.07	$33.26	26%
International
Natural gas (per Mcf)	$5.15	$3.95	30%
Oil and condensate (per Bbl)	$48.27	$36.50	32%
Total
Natural gas (per Mcf)	$6.32	$5.12	23%
Oil and condensate (per Bbl)	$42.76	$33.26	29%
Total (per Mcfe)	$6.49	$5.19	25%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the effect of these contracts, our average realized price for total gas would have been unchanged for the six months ended June 30, 2005 and $5.08 per Mcf for the six months ended June 30, 2004. Our total oil and condensate average realized price would have been $42.05 per Bbl and $31.69 per Bbl for the six months ended June 30, 2005 and 2004, respectively.

In the first half of 2005, LOE, stated on a unit of production basis, averaged $0.69 per Mcfe, compared to LOE of $0.52 per Mcfe in the same period of 2004. Production taxes in the first half of 2005 were $0.18 per Mcfe compared to production taxes of $0.15 per Mcfe in the same period of 2004. DD&A expense in the first half of 2005 was $2.09 per Mcfe compared to DD&A expense of $1.86 per Mcfe in the same period of 2004. G&A expense in the first half of 2005 was $0.38 per Mcfe compared to G&A expense of $0.33 per Mcfe in the prior year. G&A expense in the first half of 2005 is net of capitalized direct internal costs of $22 million compared to $15 million in the first half of 2004.

Capital expenditures in the first half of 2005 totaled $517 million. For the full-year 2005, Newfield has increased its capital budget to be about $1.2 billion, up from its original $950 million budget. The increase in spending primarily relates to the development of recent discoveries and higher oilfield service costs.

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings stated without the effects of certain items, a non-GAAP financial measure, affect the comparability of operating results. Earnings without the effects of these items are presented because the timing and amount of these items cannot be reasonably estimated and because earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

Our consolidated statement of income includes the effects of these items as follows:

-
Commodity derivative expense includes $45 million of unrealized commodity derivative expense for the second quarter of 2005, resulting from changes in the fair market value of open three-way collar contracts, which do not qualify for hedge accounting, and hedge ineffectiveness, and $1 million of realized expenses related to the monthly settlement of certain of those contracts in the second quarter of 2005.

A reconciliation of earnings without the effect of unrealized commodity derivative expense to net income is shown below:

2Q05
(in millions)

Net income	$104
Plus: Unrealized commodity derivative expense	45
Less: Income tax benefit adjustment for above item	(15)
Earnings stated without the effects of the above items	$134

In the first half of 2005 our consolidated statement of income includes the effects of these items as follows:

-
Commodity derivative expense for the first half of 2005 and 2004 includes $152 million and $10 million, respectively, of unrealized commodity derivative expense resulting from changes in the fair market value of open three-way collar contracts, which do not qualify for hedge accounting, and hedge ineffectiveness, and $3 million and $8 million of realized expenses related to the monthly settlement of certain of those contracts in the first half of 2005 and 2004, respectively.

-
Income tax provision for 2005 includes an $8 million benefit related to a reduction of the valuation allowance on Newfield’s U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea.

A reconciliation of earnings without the effects of unrealized commodity derivative expense and the tax benefit related to reducing the U.K. tax asset valuation allowance to net income is shown below:

	1H05	1H04
	(in millions)

Net income	$164	$145
Plus: Unrealized commodity derivative expense	152	10
Less: Income tax benefit adjustment for above item	(53)	(3)
Less: Tax benefit related to U.K. net operating loss valuation allowance	(8)	—
Earnings stated without the effects of the above items	$255	$152

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	2Q05	2Q04
	(in millions)

Net cash provided by operating activities	$356	$196
Net change in operating assets and liabilities	(27)	(11)
Net cash provided by operating activities before changes in operating assets and liabilities	$329	$185

	1H05	1H04
	(in millions)

Net cash provided by operating activities	$617	$414
Net change in operating assets and liabilities	22	(21)
Net cash provided by operating activities before changes in operating assets and liabilities	$639	$393

Third Quarter 2005 Estimates
Natural Gas Production and Pricing The Company’s natural gas production in the third quarter of 2005 is expected to be 49 - 54 Bcf (533 - 587 MMcf/d). The price the Company realizes for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.15 - $0.20 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the third quarter of 2005 is expected to be 2.2 - 2.4 million barrels (24,000 - 26,000 BOPD). Newfield expects to produce approximately 4,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $3 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $46 - $51 million ($0.71 - $0.80 per Mcfe) in the third quarter of 2005. LOE guidance for the third quarter of 2005 includes $0.16 per Mcfe of well workover expense. Production taxes in the third quarter of 2005 are expected to be $17 - $19 million ($0.27 - $0.29 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

General and Administrative Expense G&A expense for the third quarter of 2005 is expected to be $24 - $26 million ($0.36 - $0.40 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $11 - $13 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the third quarter of 2005 is expected to be $6 - $7 million ($0.08 - $0.10 per Mcfe). As of July 25, 2005, Newfield had no outstanding borrowings under its credit arrangements. The remainder of long-term debt consists of four separate issuances of notes that in the aggregate total $875 million in principal amount. Capitalized interest for the third quarter of 2005 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2005 to be about 35 - 39%. About 75% of the tax provision is expected to be deferred.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfld.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

**The statements set forth in this release regarding estimated or anticipated third quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
www.newfld.com	info@newfld.com

###

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004

Oil and gas revenues	$445.8	$282.7	$858.9	$588.1

Operating expenses:
Lease operating	47.7	28.9	90.9	58.8
Production and other taxes	12.2	9.1	23.3	17.5
Transportation	1.9	2.0	4.2	3.4
Depreciation, depletion and amortization	140.5	105.2	276.3	211.1
General and administrative	27.7	19.0	50.5	37.6
Total operating expenses	230.0	164.2	445.2	328.4

Income from operations	215.8	118.5	413.7	259.7

Other income (expenses):
Interest expense	(18.6)	(12.0)	(36.6)	(24.5)
Capitalized interest	11.4	4.4	22.7	8.3
Commodity derivative expense	(46.3)	(5.6)	(155.2)	(17.8)
Other	1.1	0.4	1.3	1.0
	(52.4)	(12.8)	(167.8)	(33.0)

Income before income taxes	163.4	105.7	245.9	226.7

Income tax provision	59.2	38.3	81.7	81.4

Net income	$104.2	$67.4	$164.2	$145.3

Earnings per share:
Basic	$0.83	$0.60	$1.32	$1.30

Diluted	$0.82	$0.59	$1.29	$1.28

Weighted average number of shares outstanding for basic earnings per share	125.2	112.2	124.8	112.0
Weighted average number of shares outstanding for diluted earnings per share	127.6	114.1	127.1	113.8

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	June 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$58.6	$58.3
Accounts receivable	238.1	247.7
Inventories	18.6	7.8
Derivative assets	9.9	54.5
Deferred taxes	40.0	1.0
Other current assets	39.2	22.3
Total current assets	404.4	391.6

Oil and gas properties, net (full cost method)	4,011.5	3,775.3
Furniture, fixtures and equipment, net	18.1	18.3
Derivative assets	18.7	55.6
Other assets	20.4	21.4
Deferred taxes	8.8	—
Goodwill	65.3	65.3
Total assets	$4,547.2	$4,327.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$401.4	$427.0
Derivative liabilities	99.2	47.0
Total current liabilities	500.6	474.0

Other liabilities	26.6	15.8
Derivative liabilities	193.0	83.1
Long-term debt	872.1	992.4
Asset retirement obligation	203.2	194.2
Deferred taxes	607.5	551.1
Total long-term liabilities	1,902.4	1,836.6

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1.3	1.3
Additional paid-in capital	1,151.3	1,101.8
Treasury stock	(27.8)	(27.3)
Unearned compensation	(25.6)	(9.5)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	(1.4)	2.6
Commodity derivatives	(65.7)	0.1
Retained earnings	1,112.1	947.9
Total stockholders’ equity	2,144.2	2,016.9
Total liabilities and stockholders’ equity	$4,547.2	$4,327.5

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$164.2	$145.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	276.3	211.1
Deferred taxes	43.3	25.3
Stock compensation	3.7	2.0
Commodity derivative expense	151.9	9.5
	639.4	393.2
Changes in operating assets and liabilities	(22.5)	21.1
Net cash provided by operating activities	616.9	414.3

Cash flows from investing activities:
Additions to oil and gas properties	(522.2)	(347.4)
Proceeds from sale of oil and gas properties	10.7	—
Additions to furniture, fixtures and equipment	(2.2)	(1.7)
Net cash used in investing activities	(513.7)	(349.1)

Cash flows from financing activities:
Proceeds from borrowings under
credit arrangements	473.0	385.5
Repayments of borrowings under
credit arrangements	(593.0)	(446.5)
Repurchases of secured notes	—	(2.9)
Proceeds from issuances of common stock	20.2	11.3
Purchases of treasury stock	(0.5)	(0.4)
Net cash used in financing activities	(100.3)	(53.0)

Effect of exchange rate changes on cash and cash equivalents	(2.6)	0.3

Increase in cash and cash equivalents	0.3	12.5
Cash and cash equivalents, beginning of period	58.3	15.3

Cash and cash equivalents, end of period	$58.6	$27.8